Edison Mission Underwriting Syndicate Members

Citigroup Global Markets, Inc.
JP Morgan Securities, Inc.
Lehman Brothers Inc.
Credit Suisse First Boston
Merrill Lynch & Co., Inc.
UBS Investment Bank
Deutsche Bank Securities, Inc.
Goldman, Sachs & Co.
RBS Greenwich Capital